Exhibit 10.32

CREDIT AGREEMENT

DATED AS OF AUGUST 19, 2004

AMONG

RELIANT PHARMACEUTICALS, INC.,

a Delaware corporation, as Borrower,

MERRILL LYNCH CAPITAL,

a Division of Merrill Lynch Business Financial Services Inc.,

as Agent and as a Lender

AND

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

i

ii

iii

ANNEXES AND EXHIBITS

ANNEXES
Annex A	-	Commitment Annex
Annex B	-	Closing Checklist

EXHIBITS
Exhibit A	-	Assignment Agreement
Exhibit B	-	Notice of Borrowing
Exhibit C	-	Compliance Certificate
Exhibit D	-	Borrowing Base Certificate

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of August 19, 2004 among RELIANT PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), the financial institutions from time to time parties hereto, each as a Lender, and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender and as Agent.

RECITALS:

WHEREAS, Borrower desires that Lenders extend certain revolving credit facilities to provide working capital financing for Borrower and to provide funds for other general business purposes of Borrower; and

WHEREAS, Borrower desires to secure all of its Obligations under the Financing Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its Accounts; and

WHEREAS, each Subsidiary of Borrower is willing to guaranty all of the Obligations of Borrower to Lenders under the Financing Documents, and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its Accounts.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms.

The following terms have the following meanings:

“Account” means, collectively, (a) any accounts receivable for goods sold and services rendered by Borrower (including, without limitation, all promotional fees, service fees and other similar fees owing to Borrower from Novartis under and as described in the Novartis Agreement) or any of Borrower’s Subsidiaries, or rents, license fees, “payment intangibles” (as that term is defined in the UCC now or hereafter in effect) or otherwise in respect of the foregoing and (b) all proceeds of any of the foregoing.

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC.

“Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person and (c) in the case of an individual, the parents, descendants, siblings and spouse of such individual. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Merrill Lynch in its capacity as agent for Lenders hereunder, as such capacity is established and subject to the provisions of Article 11 and the successors of Merrill Lynch in such capacity.

“Agent Advances” has the meaning set forth in Section 2.2(a)(ii).

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Approved Goods or Services” means goods sold or services rendered by Borrower in the ordinary course of business, in compliance with all material Laws, to the extent the failure to so comply would materially impact the ability of Borrower to collect amounts owing from such sale, and reasonably related to the type of goods sold or services rendered by Borrower throughout all or substantially all of its business operations as of the Closing Date.

“Asset Disposition” means any sale, lease, license or other consensual disposition by any Credit Party of any asset, but excluding dispositions of Inventory and Equipment in Borrower’s ordinary course of business.

“Assignee” has the meaning set forth in Section 12.6(a).

“Assignment Agreement” means an agreement substantially in the form of Exhibit A hereto.

“Blocked Account” has the meaning set forth in Section 6.1(d).

“Borrower” means Reliant.

“Borrower’s Account” means the account specified on the signature pages hereof below Borrower’s name into which Loans (other than Agent Advances, which shall be disbursed by Agent in a manner permitted by Section 2.2(a)(ii)) shall, absent other written instructions, be made, or such other account as Borrower may specify by written notice to Agent.

“Borrowing Base” means, as of any date of calculation, a dollar amount calculated pursuant to the Borrowing Base Certificate most recently delivered to Agent in accordance with the terms hereof, equal to the sum of eighty-five percent (85%) of Eligible Accounts minus reserves then established by Agent in its commercially reasonable credit judgment. Notwithstanding the foregoing, in no event shall (i) the aggregate Eligible Accounts receivable from Novartis constitute more than seventy-five percent (75%) of all Eligible Accounts used in the calculation of the Borrowing Base, (ii) the aggregate Eligible Accounts receivable from each of Cardinal Health, McKesson Corporation or AmerisourceBergen Services Corporation individually (and not collectively) constitute more than forty percent (40%) of all Eligible Accounts used in the calculation of Borrowing Base, or (iii) the aggregate Eligible Accounts receivable from any other Account Debtor constitute more than twenty percent (20%) of all Eligible Accounts used in the calculation of the Borrowing Base.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower, appropriately completed and substantially in the form of Exhibit D hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago, Illinois are authorized by law to close.

“Capital Lease” of any Person means any lease of any property by such Person as lessee that would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Change of Control” means, at any time, any Person or ‘group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Specified Holders (a) shall have acquired beneficial ownership of 51% or more on a fully diluted basis of the voting interests in the capital stock of Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower.

“Closing Checklist” means the closing checklist attached as Annex B to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to the Security Documents.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means August 19, 2007.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower, appropriately completed and substantially in the form of Exhibit C hereto.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan or other Obligation remains unpaid; provided, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim with respect thereto.

“Credit Party” means Borrower and each Subsidiary.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding any such obligations under ERISA) which purchase price is due more than six months from the date of incurrence, except trade accounts payable arising and paid in the ordinary course of business, (d) all Capital Leases of such Person properly classified as a liability on a balance sheet in accordance with GAAP, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, provided, that if such obligations is not an obligation of such Person, such obligations constitutes Debt of such other Person, and (h) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Documents.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC) of Borrower or any of its Subsidiaries.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, Borrower or a Subsidiary of Borrower maintaining a Deposit Account at any bank, and such bank.

“EBITDA” has the meaning as defined pursuant to the terms of the Compliance Certificate.

“Eligible Accounts” has the meaning set forth below; provided, that Agent may, from time to time, in the exercise of its commercially reasonable credit judgment, and following written notice to the Borrower, change the criteria for Eligible Accounts set forth below based on either: (a) an event, condition or other circumstance arising after the Closing Date, or (b) an event, condition or other circumstance existing on the Closing Date to the extent Agent has no notice thereof from a Credit Party prior to the Closing Date, in either case under clause (a) or (b) that materially and adversely affects or, in the good faith credit judgment and discretion of Agent, could be expected to materially and adversely affect the Accounts. For purposes of this Agreement, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all, rebates (excluding rebates in connection with Medicare, Medicaid and managed care contracts), discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Any Accounts, which are not Eligible Accounts, shall nevertheless be part of the Collateral. Subject to the foregoing, “Eligible Account” means an Account of a Borrower, which was generated in Borrower’s ordinary course of business, which was generated originally in the name of the Borrower and not acquired via assignment or otherwise, and which Agent, in its good faith commercially reasonable credit judgment and discretion, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i) the Account remains unpaid more than sixty days (60) days past its due date (but in any event no event more than: (x) two hundred and twenty-five (225) days after the applicable goods have been delivered in the case of Accounts arising from the sale of goods (and not rendering of services) subject to special promotion terms during the first month prior to and/or the first six (6) months following the initial shipment of a newly available product, or (y) one hundred and five (105) days after the applicable goods or services have been delivered or rendered in the case of all other goods or services);

(ii) to the extent the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind to the extent outside of the ordinary course of business (excluding rebates in connection with Medicare, Medicaid and managed care contracts), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, it being understood in each case that the remaining balance of the Account shall be considered eligible, subject to compliance with this definition of “Eligible Accounts”;

(iii) to the extent any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged, it being understood in each case that the remaining balance of the Account shall be considered eligible, subject to compliance with this definition of “Eligible Accounts”;

(iv) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the Account is not the valid, legally enforceable obligations of the Account Debtor, or the sale was not made in compliance with applicable Laws;

(v) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any material law or the Account represents a progress billing for which services have not been fully and completely rendered;

(vi) the Account is subject to a Lien other than a Permitted Lien, or Lender does not have a first priority Lien on such Account (including, without limitation, Accounts with respect to which Lender has released its Lien in connection with the Borrower’s entry into a third-party secured Debt facility following the Closing Date);

(vii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment, unless such chattel paper or instrument has been delivered to Agent;

(viii) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or, unless the Agent otherwise agrees in writing, if the Account Debtor holds any Debt of a Credit Party;

(ix) more than twenty percent (20%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than ninety (90) days past their due date (unless otherwise approved in writing by Agent);

(x) fifty percent (50%) or more of the aggregate unpaid Accounts from any single Account Debtor are not deemed Eligible Accounts under this clauses (i), (viii) and (ix) of this definition of “Eligible Accounts” (for the purposes of clarification, the ineligibility related to this clause (x) shall only apply to each particular Account Debtor, fifty percent (50%) of whose Accounts are not deemed Eligible Accounts due to the operation of clause (i), (viii) and (ix) above);

(xi) reserved;

(xii) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect;

(xiii) the Account is an obligation of an Account Debtor that is the Federal (or local) government or a political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement;

(xiv) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors;

(xv) the Account Debtor has its principal place of business or executive office outside the United States (unless such foreign Account Debtor’s Account is backed by a letter of credit by a domestic bank in favor of the Borrower, a first priority perfected security interest in which has been granted by Borrower in favor of Agent, each of the foregoing in form and substance acceptable to Agent) or the Account is payable in a currency other than United States dollars;

(xvi) the Account Debtor is an individual;

(xvii) the Account does not arise from the sale of Approved Goods or Services;

(xviii) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible); or

(xix) the Account exceeds any credit limit established by Agent in its commercially reasonable credit judgment (in which case only such excess shall be considered ineligible), provided that any Accounts outstanding at the time of the imposition of such credit limit shall not be deemed ineligible solely due to the creation of such credit limit.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, permits, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Equipment” means, collectively, “equipment” and “fixtures” (as each term is defined in Article 9 of the UCC) of Borrower and the Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Pension Plan) including, without limitation, a Pension Plan, which Borrower maintains, sponsors or contributes to.

“Event of Default” has the meaning set forth in Section 9.1.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Financing Documents” means this Agreement, the Notes, the Security Documents, the Information Certificate, any fee letter among Merrill Lynch and Borrower relating to the transactions contemplated hereby and all other documents, instruments and agreements contemplated herein or thereby and executed concurrently herewith or at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of Borrower, ending on December 31 of each calendar year.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements (such Guarantee shall be valued at the actual liability to such partner), by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) asbestos, (c) polychlorinated biphenyls, (d) petroleum, its derivatives, by-products and other hydrocarbons and (e) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personality, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indemnitees” has the meaning set forth in Section 10.2.

“Information Certificate” means that certain Information Certificate of even date herewith executed by Borrower and delivered to Agent, as amended pursuant to Section 12.7 hereof.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, trade names, copyrights, technology, know-how and processes, and all applications therefor, used in or necessary for the conduct of business by such Person.

“Inventory” means all inventory, merchandise, goods and other personal property that are held by or on behalf of Borrower for sale or lease or are distributed or are to be distributed under a contract of service, or that constitute raw materials, Work-In-Process, finished goods, returned goods or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in Borrower’s business or in the processing, production, refurbishment, packaging, labeling, promotion, delivery or shipping of the same, including all supplies and embedded software, and all substitutions, replacements, additions or accessions thereof and thereto. Without limiting the generality of the foregoing, the term “Inventory” shall further include any “inventory” (as that term is defined in Article 9 of the Uniform Commercial Code now or hereafter in effect) of Borrower and the Subsidiaries.

“Investment” means any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, time deposit or advance.

“Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction, now or hereafter in effect, and in each case as amended or supplemented from time to time.

“Lender” means each of (a) Merrill Lynch, (b) each other financial institution party hereto, (c) each other Person that becomes a holder of a Note pursuant to Section 12.6, (d) Agent, to the extent of any Agent Advances and other Revolving Loans made by Agent which have not been settled among Lenders pursuant to Section 11.13, and (e) the respective successors of all of the foregoing, and Lenders means all of the foregoing.

“LIBOR” means a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (a) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate, for the first day of each calendar month, for loans in U.S. dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time); divided by (b) the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If Bloomberg Professional Service no longer reports the LIBOR or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index or replacement page, as the case may be.

“LIBOR Margin” means three percent (3.0%) per annum.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loans” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.10(a).

“Lockbox Bank” has the meaning set forth in Section 2.10(a).

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation,

arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Borrower (or the Credit Parties taken as a whole), (b) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, or (c) the existence, perfection or priority of any security interest granted in any Financing Document with respect to any material Collateral or the value of any material Collateral.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7(b).

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

“Net Borrowing Availability” has the meaning provided in the Borrowing Base Certificate.

“Notes” means the Revolving Loan Notes.

“Notice of Borrowing” means a written notice of a Responsible Officer of Borrower, appropriately completed and substantially in the form of Exhibit B hereto.

“Novartis Agreement” means that certain Promotion Agreement dated as of November 16, 2000 between Novartis Pharmaceuticals Corporation and Reliant Pharmaceuticals, LLC, as amended.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC Lists” means, collectively, the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of Office of Foreign Asset Control, Department of the Treasury or pursuant to any other applicable Executive Orders.

“Operative Documents” means the Financing Documents.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Participant” has the meaning set forth in Section 12.6(b).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of Borrower to Agent under the Financing Documents shall be made, or such other account or accounts as Agent shall from time to time specify by notice to Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee benefit pension plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Pension Plan) subject to Title IV of ERISA or Section 412 of the Code, and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Investments” shall mean: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than twelve (12) months, issued by Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than twelve (12) months; and (d) investments in money market mutual funds having assets in excess of $1,000,000,000 or more provided substantially all of the assets are comprised of securities of the types described in clauses (a) through (c) above.

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Pro Rata Share” means with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive payments of principal and interest with respect thereto, such Lender’s right to receive the unused line fee described in Section 2.3(b) and the Revolving Loan Commitment Percentage of such Lender.

“Required Lenders” means at any time Lenders holding (a) fifty percent (50%) or more of the sum of the Revolving Loan Commitment, or (b) if the Revolving Loan Commitment has been terminated, fifty percent (50%) or more of the aggregate outstanding principal balance of the Loans.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or other executive officer of Borrower.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution on any equity interest in such Person (except those payable solely in its equity interests), or (b) any payment (except those payable solely in its equity interests) on account of (i) the purchase, redemption, retirement, defeasance, surrender or acquisition of any equity interests in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person.

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount”, or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage”, or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Borrowing Base, plus any Agent Advances and (b) the Revolving Loan Commitment.

“Revolving Loan Note” has the meaning set forth in Section 2.4.

“Revolving Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.2(a), and includes all Agent Advances.

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Date” has the meaning set forth in Section 11.13(a).

“Specified Holders” means collectively PharmBay Investors, L.L.C., The Bay City Capital Fund II, L.P. and The Bay City Capital Fund III, L.P. and their respective equity holders and Affiliates.

“Stated Rate” has the meaning set forth in Section 2.7(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, the term Subsidiary shall refer to a Subsidiary of Borrower.

“Taxes” has the meaning set forth in Section 2.8.

“Termination Date” has the meaning set forth in Section 2.2(c).

“UCC” means the Uniform Commercial Code of the State of Illinois or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent (except for changes concurred with by Borrower’s independent public accountants) with the most recent audited consolidated financial statements of Borrower and the applicable Consolidated Subsidiaries delivered to Agent and each Lender; provided that if (a) Borrower shall object to determining compliance with the provisions of this Agreement on such basis by written notice delivered to Agent and Lenders at the time of delivery of required financial statements due to any change in GAAP or the rules promulgated with respect thereto, or (b) Agent or the Required Lenders shall so object in writing by written notice delivered to Borrower within sixty (60) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Borrower to Lenders as to which no such objection shall have been made. Upon receipt of written notice by Borrower that it wishes to amend any provisions of this Agreement to eliminate the effect of any change in GAAP on the operation of any such provision, the Agent shall so amend this Agreement in a manner satisfactory to Borrower. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3 Other Definitional Provisions.

References in this Agreement to “Articles”, “Sections”, “Annexes” or “Exhibits” shall be to Articles, Sections, Annexes or Exhibits of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.

ARTICLE 2

LOANS

Section 2.1 Reserved.

Section 2.2 Revolving Loans.

(a) Revolving Loans and Borrowings.

(i) On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrower from time to time as set forth herein equal to such Lender’s Revolving Loan Commitment Percentage of revolving loans (“Revolving Loans”) requested by Borrower hereunder, provided that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Within the foregoing limits, Borrower may borrow under this Section 2.2(a)(i), prepay or repay Revolving Loans as required or permitted under this Section 2.2 and reborrow Revolving Loans pursuant to this Section 2.2(a)(i).

(ii) Subject to the limitations set forth in this Section 2.2(a)(ii), Agent is hereby authorized by Borrower and Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 have not been satisfied (including without limitation the condition precedent that the Revolving Loan Outstandings not exceed the Borrowing Base plus any other then outstanding Agent Advances) and following the request of Borrower, to make Revolving Loans to Borrower on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (3) to pay any amount chargeable to Borrower pursuant to the terms of this Agreement, including interest payments and costs, fees and expenses as described in Section 10.1 and/or Section 10.4 (any of the advances described in this Section 2.2(a)(ii) being hereafter referred to as “Agent Advances”).

(b) Advancing Revolving Loans.

(i) Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing (other than Agent Advances), such Notice of Borrowing to be delivered no later than noon (Chicago time) one (1) Business Day prior to such proposed borrowing. Once given, except as provided in Section 2.3(f)(ii), a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. Borrower hereby authorizes Lenders and Agent to make Revolving Loans based on telephonic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrower. Borrower agrees to deliver to Agent a Notice of Borrowing in respect of each Revolving Loan requested by Borrower by telephone no later that one Business Day following such request. If such Notice of Borrowing differs in any respect from the action taken by Agent and Lenders, the records of Agent and Lenders shall govern absent manifest error.

(ii) Borrower hereby authorizes Agent to make Revolving Loans to pay interest, fees, expenses and other charges of any Credit Party (excluding charges in respect of principal payments in respect of the Loans) from time to time arising under this Agreement or any other Financing Document; provided, that Agent shall have no obligation at any time to make any Revolving Loan pursuant to the provisions of this clause (ii).

(iii) The Borrowing Base shall be determined by Agent based on the most recent Notice of Borrowing delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s good faith and commercially reasonable credit judgment such reserves are necessary, including to protect Agent’s interest in the Collateral or to protect Agent against possible non-payment of Accounts for any reason by Account Debtors or possible diminution of the value of any Collateral.

(iv) Agent, in its discretion, may further adjust the Borrowing Base by applying percentages (known as “Liquidity Factors”) to Eligible Accounts by Account Debtor based upon Borrower’s actual recent collection history for each Account Debtor in a manner consistent with Agent’s underwriting practices and procedures. Such Liquidity Factors may be adjusted by Agent from time to time as warranted by Lender’s underwriting practices and procedures and using Agent’s good faith credit judgment. Without in any way limiting the immediately preceding sentence, Agent acknowledges and agrees, that as of the Closing Date, based off of the Borrower’s recent collection history, Agent shall adjust the Borrowing Base by applying a Liquidity Factor of ninety percent (90%) to all Eligible Accounts of the Borrower other than Eligible Accounts arising from the Novartis Agreement, which Eligible Accounts shall not be subject to the application of a Liquidity Factor at the Closing Date.

(v) Agent may from time to time after notice to Borrower change the form of Notice of Borrowing and shall at all times have the right to request a separate Notice of Borrowing from each entity constituting the Borrower.

(c) Mandatory Revolving Loan Repayments and Prepayments.

(i) The Revolving Loan Commitment shall terminate upon the earlier to occur of (i) the Commitment Expiry Date and (ii) the date on which Agent or Required Lenders elect to terminate the Revolving Loan Commitment pursuant to Section 9.2 (such earlier date being the “Termination Date”), and there shall become due and Borrower shall pay on the Termination Date, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid interest thereon to but excluding the Termination Date.

(ii) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the second succeeding Business Day, Borrower shall repay the Revolving Loans in an amount equal to such excess.

Section 2.3 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, the Loans and the other Obligations shall bear interest at the sum of the LIBOR (determined as of the first day of each calendar month) plus the LIBOR Margin.

(b) Unused Line Fee. From and following the Closing Date, Borrower shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment less the average daily balance of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) one half of one percent (0.50%) per annum. Such fee is to be paid monthly in arrears on the first day of each month.

(c) Collateral Management Fee. On the first day of each calendar month following the Closing Date Borrower shall pay Agent a fully earned and non-refundable collateral management fee in the amount of $1,500.

(d) Deferred Commitment Fee. If, prior to the thirty-third calendar month anniversary of the Closing Date, (i) Borrower permanently prepays the Obligations in full and terminates the Commitments, or (ii) the Lenders terminate the Revolving Loan Commitment after the occurrence of an Event of Default, Borrower shall pay to Agent, for the benefit of Lenders, as compensation for the costs of Lenders being prepared to make funds available to Borrower under this Agreement, an amount determined by multiplying the percentage set forth below by $25,000,000: three percent (3.0%) for the first eighteen (18) months following the Closing Date and one and one half percent (1.5%) for the nineteenth through thirty-second months following the Closing Date. No amount will be payable pursuant to this paragraph if Borrower voluntarily prepays the Obligations in full or the Lenders terminate the Revolving Loan Commitment due to, and during the continuance of an Event of Default after the thirty-third calendar month anniversary of the Closing Date.

Notwithstanding the foregoing subsection 2.3(d), in the event that Agent exercises its right to implement reserves or new eligibility criteria not specifically provided for in the Agreement, and the effect of the implementation of such reserves or new eligibility criteria is to reduce the available Borrowing Base by more than thirty five percent (35%) in comparison to the Borrowing Base calculated without the effect of such reserves or new eligibility criteria, Borrower shall be permitted to voluntarily and permanently prepay the Obligations in full and terminate the Revolving Loan Commitments without incurring the deferred commitment fee otherwise imposed under this subjection 2.3(d).

(e) Audit Fees. Borrower shall pay to Agent all reasonable fees and expenses in connection with audits of Borrower’s books and records, audits, valuations or appraisals of the Collateral and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a request for payment thereof to Borrower, provided, that unless an Event of Default shall have occurred and is continuing, Borrower shall only be obligated to reimburse Agent and Lenders for the costs associated with such audits, valuations and appraisals in an amount of up to $40,000 for each successive one (1) year period following the Closing Date and provided, further, that Agent shall be entitled to conduct such audits, valuations and appraisals as permitted solely pursuant to Section 4.6 hereof.

(f) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days’ interest shall be charged. Interest on all Loans is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise.

(g) Wire Fees. Borrower shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any participant pays to a bank or other similar institution (including, without limitation, any fees paid by Agent to any participant) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Agent, of proceeds of the Loans made by Lender to Borrower pursuant to this Agreement, and (ii) the depositing for collection, by Agent or any participant, of any check or item of payment received or delivered to Agent or any participant on account of Obligations.

Section 2.4 Notes.

The portion of the Revolving Loans made by each Lender shall be evidenced by a promissory note executed by Borrower (a “Revolving Loan Note”) in an original principal amount equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment.

Section 2.5 Reserved.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by Borrower under any Financing Document, including payments of principal and interest on the Notes, and all fees, expenses, indemnities and reimbursements, shall be made without set-off or counterclaim, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Borrower shall make all payments in immediately available funds to the Payment Account before noon (Chicago time) on the date when due. Notwithstanding anything to the contrary set forth in this Section 2.6(a), Agent shall be permitted, in its sole discretion, but subject to the limitations set forth in Section 2.2(a)(ii), to satisfy any of the payment obligations described in this Section 2.6(a) through the making of Agent Advances.

(b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by Lenders hereunder or under any other Financing Document, and all payments thereon made by Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to Agent by Borrower absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Unless Borrower notifies Agent in writing of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest.

(a) In no event shall the interest charged with respect to the Notes or any other obligations of Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Illinois or of any other applicable jurisdiction.

(b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c) In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

(d) In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, excise, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income by the jurisdiction (or any political subdivision thereof) under which Agent or such Lender is organized or conducts business (other than solely as a result of entering into this Agreement or any other Financing Documents or performing any obligations, receiving any payments or enforcing any rights under this Agreement or any other Financing Document) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will: (a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to Agent an official receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such authority; and (c) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Agent or such Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount Agent or such Lender would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which Agent or such Lender first made demand therefor.

(b) If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States of America (or any political subdivision thereof) and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment), shall execute and deliver to Borrower and Agent one or more (as Borrower or Agent may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or other document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 to the extent that (i) the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph or (ii) the Lender is subject to U.S. federal withholding tax at the time that it became party to this Agreement notwithstanding the fact that the Lender complied with this paragraph other than as a result of a change in law.

(d) If the Agent or a Lender determines in its reasonable discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.8, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.8 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, however, that Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such governmental authority. Nothing contained in this Section 2.8(d) shall require the Agent or any Lender to make available its tax returns or any other information which it deems confidential to Borrower.

(e) If any Lender requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.8, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.8, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) If any Lender changes its residence, place of business or applicable lending office, and the effect of such change, as of the date thereof, would be to increase the amounts that Borrower is obligated to pay under this Section 2.8, then the Borrower shall not be obligated to pay the amount of such increase. Notwithstanding anything in this Section 2.8 to the contrary, Borrower shall not have any obligation to a Lender or the Agent with respect to Taxes or other indemnity payment to the extent arising from the willful misconduct of such Lender, or the Agent, as applicable.

(g) Each Lender that (i) is organized under the laws of the United States of America (or any political subdivision thereof), (ii) (A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) and (iii) is not an “exempt recipient” (as defined in Treasury Regulation Section 1.6049-4(c)) with respect to which no withholding is required, shall execute and deliver to Borrower and Agent one or more (as Borrower or Agent may reasonably request) Forms W-9 or any successor form. Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 to the extent that the obligations to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph..

Section 2.9 Capital Adequacy.

(a) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

(b) If and to the extent Merrill Lynch’s share of the Revolving Loan Commitment shall be less than or equal to fifty percent of the Revolving Loan Commitment, if any Lender delivers to the Borrower any notice or demand in accordance with subsection 2.9(a), the Borrower shall have the right to replace each such Lender or Lenders (each a “Replaced Lender”) with up to two additional banks or financial institutions acceptable to the Agent in its sole discretion (collectively, the “Replacement Lender”), provided that (a) at the time of any replacement pursuant to this subsection 2.9(b), the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to, and in accordance with, the terms of Section 12.6 (and with all processing fees payable pursuant to said Section 11.6 to be paid by the Replacement Lender or, at its option, the Borrower) pursuant to which the Replacement Lender shall acquire all of the rights and obligations of the Replaced Lender hereunder and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (i) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (ii) all accrued, but theretofore unpaid, fees owing to the Replaced Lender, and (b) all other obligations of the Borrower owing to the Replaced Lender shall be paid in full to such Replaced Lender concurrently with such replacement.

Section 2.10 Collections and Lockbox Account.

(a) Borrower shall maintain a lockbox (the “Lockbox”) with a United States depository institution reasonably acceptable to Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement, and such other agreements related to such Deposit Account Control Agreement as Agent may reasonably require. Borrower shall ensure that all collections of Accounts are paid directly from Account Debtors into the Lockbox for deposit into a deposit account subject to the exclusive Control of Agent (a “Lockbox Account”); provided, however, unless Agent shall otherwise direct by written notice to Borrower, Borrower shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrower, which Borrower shall then administer and apply in the manner required below. All funds deposited into a Lockbox Account shall be transferred into the Payment Account at the end of each Business Day.

(b) Notwithstanding anything in any lockbox agreement to the contrary, Borrower agrees that it shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox and the Lockbox Account, and that Agent shall have no liability therefor. Borrower agrees to indemnify and hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement, unless any such action had been grossly negligent, in willful misconduct, in breach of contract or in bad faith.

(c) Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Obligations under the Facility in such order of application as Agent shall elect.

(d) To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox but are received by Borrower, such collections shall be held in trust for the benefit of Agent and immediately remitted, in the form received, to Lockbox Account. No such funds received by Borrower shall be commingled with other funds of the Borrower.

(e) Borrower acknowledges and agrees that its compliance with the terms of this Section is essential, and that Agent will suffer immediate and irreparable injury and have no adequate remedy at law, if Borrower, through its acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox, or if Borrower fails to immediately deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required.

(f) Borrower shall not, and Borrower shall not suffer or permit any Credit Party to (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts. Borrower shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(g) For purposes of calculating interest, all funds transferred from the Payment Account for application to Borrower’s indebtedness to Agent under any revolving credit facility shall be subject to a one (1) Business Day clearance period.

(h) If as the result of collections of Accounts pursuant to the terms and conditions of this Section a credit balance exists with respect to the Payment Account, such credit balance shall not accrue interest in favor of Borrower, but shall be transferred to Borrower’s operating account two (2) times per week, or as otherwise requested by Borrower upon reasonable advance notice to Agent.

(i) If Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to the Security Agreement, may, by the signature or other act of any of Lender’s officers (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of the Collateral to Borrower by directing payment to the Lockbox Account.

ARTICLE 3

REPRESENTATION AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power.

Each Credit Party is an entity as specified on the Information Certificate, duly organized, validly existing and in good standing under the laws of the jurisdiction specified on the Information Certificate, has an organizational identification number (if any) as specified on the Information Certificate, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on the Information Certificate, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any governmental body, agency or official and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the Organizational Documents of any Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.

Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization.

The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on the Information Certificate. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, and such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. The identity of each holder of more than five percent (5%) of the equity securities of each of the Credit Parties and the percentage of each such Person’s fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on the Information Certificate.

Section 3.5 Financial Information.

(a) The consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by Ernst & Young, copies of which have been delivered to Agent, fairly present, in all material respects and in conformity with GAAP, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b) The unaudited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of June 30, 2004 and the related unaudited consolidated statements of operations and cash flows for the six (6) months then ended, copies of which have been delivered to Agent, fairly present, in all material respects and in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the six (6) months then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c) The information contained in the most recently delivered Borrowing Base Certificate is complete and correct in all material respects, and the amounts shown therein as “Eligible Receivables” has been determined as provided in the Financing Documents.

(d) Since June 30, 2004, there has been no material adverse change in the business, operations, properties or financial condition of Borrower and its Consolidated Subsidiaries, taken as a whole.

Section 3.6 Litigation.

Except as set forth in the Information Certificate, as of the Closing Date there is no action, suit or proceeding pending against, or to Borrower’s knowledge threatened against or affecting, any Credit Party before any court or arbitrator or any governmental body, agency or official in which an adverse decision would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7 Ownership of Property.

Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other material assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by such Person on the balance sheet referred to in Section 3.5(b), except as disposed of in the ordinary course of business.

Section 3.8 No Default.

No Default or Event of Default has occurred and is continuing and no Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default would reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters.

As of the Closing Date, there are no strikes or other labor disputes pending or, to Borrower’s knowledge, threatened against any Credit Party. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940. No Credit Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

Section 3.11 Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws

As of the Closing Date, Borrower and each Subsidiary is in compliance with the requirements of all applicable laws, ordinances, rules, regulations and requests of governmental authorities, except for such laws, ordinances, rules, regulations and requirements the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.13 Taxes.

Except to the extent subject to a Permitted Contest or would not reasonably be likely to result in a Material Adverse Effect, all material Federal, state and local (and in any event, income) tax returns, reports and statements required to be filed by or on behalf of each

Credit Party have been filed (within thirty (30) days of the applicable due date, taking into account all applicable extensions) with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all material Taxes (including material real property Taxes) and other charges shown to be due and payable in respect thereof have been paid and any fine, penalty, interest, late charge or loss that may have been added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest or except where noncompliance would not reasonably be expected to have a Material Adverse Effect, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid. Except to the extent subject to a Permitted Contest or except where noncompliance would not reasonably be expected to have a Material Adverse Effect, all Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects or any instance of noncompliance is eligible for correction under 2003-44 Revenue Procedure. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued or is reviewing an application for a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. Borrower has not incurred liability for any material excise tax under Sections 4971 through 5000 of the Code.

(b) During the thirty six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit and except as would not reasonably be expected to result in material liability: (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by Borrower of any material liability, fine or penalty. Borrower has not incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Pension Plan that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; neither Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Brokers.

Except as set forth in the Information Certificate, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

Section 3.16 Reserved.

Section 3.17 Collective Bargaining Agreements.

Except for the Operative Documents and the other agreements set forth in the Information Certificate, as of the Closing Date there are no collective bargaining agreements or other labor agreements covering any employees of any Credit Party.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.

Except in each case as set forth on the Information Certificate:

(a) No Hazardous Materials have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any properties now or, to the knowledge of the Credit Parties, previously owned, leased or operated by any Credit Party in a manner that would require the taking of any action under any Environmental Law or which would reasonably be expected to have a Material Adverse Effect. No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any material Environmental Law nor is any such property affected by any Hazardous Materials Contamination.

(b) To Borrower’s knowledge, no underground storage tanks are located on any properties now or previously owned, leased or operated by any Credit Party.

(c) No written notice, notification, demand, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or, to Borrower’s knowledge, proposed, threatened or anticipated with respect to or in connection with the operation of any properties owned, leased or operated by any Credit Party. All such properties and their uses, and any disposal of Hazardous Materials from any thereof, comply with all material Environmental Laws.

(d) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Borrower has knowledge in relation to the current or prior business of Borrower or any property or facility owned, leased or operated by any Credit Party which has not been delivered to Agent.

(e) For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property.

Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party and all such Intellectual Property existing as of the Closing Date and registered with the U.S. government, any foreign government or any agency or department thereof in the name of Borrower is set forth on the Information Certificate. To Borrower’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement would reasonably be expected to have a Material Adverse Effect.

Section 3.20 Real Property Interests.

Except for the ownership, leasehold or other interests set forth in the Information Certificate, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property where any Credit Party stores or maintains its books and records.

Section 3.21 Solvency.

Borrower, and Borrower and each Subsidiary on a consolidated basis: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities when due) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

Section 3.22 Full Disclosure.

No representation or warranty made by any Credit Party to Agent or any Lender in any of the Operative Documents, including without limitation the information set forth in the Information Certificate, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made. All financial projections contained in such materials have been prepared on the basis of the assumptions stated therein. Such projections represent Borrower’s good faith estimate of

Borrower’s future financial performance and such assumptions are believed by Borrower to be reasonable in light of current business conditions; provided that Borrower can give no assurance that such projections will be attained.

Section 3.23 OFAC Lists.

Neither Borrower, nor any owner or beneficial owner of Borrower, is currently listed on the OFAC Lists.

ARTICLE 4

AFFIRMATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports.

Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Lenders hereunder, and will deliver to Agent, and, in the case of the deliveries required by paragraphs (a) through (f) and (l) through (s), sufficient copies for each Lender:

(a) as soon as practicable and in any event within thirty (30) days after the end of each month (or forty-five (45) days after the end of the last month of Borrower’s Fiscal Year), a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such month and the previous Fiscal Year end and the related consolidated statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in comparative form the figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting, in all material respects, the financial condition and results of operations of Borrower and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Borrower (subject to changes resulting from audit and normal year end adjustments and the absence of footnotes;

(b) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by a Responsible Officer of Borrower (solely with respect to such consolidated statements) without material qualification or exception (by Ernst & Young, LLP or another independent public accountant reasonably acceptable to Agent of nationally recognized standing) which qualification or exception would, in either case, be reasonably be expected to have a Material Adverse Effect;

(c) together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), a Compliance Certificate;

(d) Reserved;

(e) promptly upon receipt thereof, copies of all reports signed by Borrower’s independent public accountants submitted to any Credit Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of any Credit Party made by such accountants, including the management letter comments submitted by such accountants in connection with their annual audit;

(f) promptly upon their becoming available, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by any Credit Party to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any successor, and (iii) all press releases and other material statements made available generally by any Credit Party concerning material developments in the business of any Credit Party;

(g) promptly upon any officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party has given any notice to a Credit Party or taken any other action with respect to a claimed default thereunder, (ii) of any change in any Credit Party’s certified accountant or any resignation, or decision not to stand for re-election, by any member of the audit committee of any Credit Party’s board of directors (or comparable body), (iii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default under the Novartis Agreement or any material contract or agreement in respect of Borrower’s right generally to manufacture, market, sell or distribute pharmaceuticals or (iv) of the institution of any litigation or arbitration involving an alleged liability of any Credit Party equal to or greater than $2,000,000 or any adverse determination in any litigation or arbitration involving a potential liability of any Credit Party equal to or greater than $2,000,000, notice specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(h) promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution on a timely basis to any ERISA Plan or to any Multiemployer Pension Plan, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of reportable event under Section 4043 of ERISA (for which a reporting requirement is not waived) with respect to any Pension Plan, (v) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), (vi) any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit, or (vii) the receipt by Borrower or any Subsidiary of any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, if any of the above would reasonably be expected to have a Material Adverse Effect, notice specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposed to take with respect thereto;

(i) promptly upon any officer of any Credit Party obtaining knowledge of any complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party with respect to, or if any officer of any Credit Party becomes aware of (x) the existence or alleged existence of a violation of any material Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Material or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by any Credit Party, or due to the operations or activities of any Credit Party or any other Person on or in connection with any such property or any part thereof or (y) any release on any of such properties of Hazardous Materials in a quantity that is reportable under any applicable Environmental Law, if any of the above would reasonably be expected to have a Material Adverse Effect, notice specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(j) [Reserved];

(k) copies of any material reports or notices received from any Federal, state or local government agency or body (including, without limitation, all reports and notices with respect to the suspension or revocation of any governmental approval necessary to manufacture, market or distribute a product in connection with the generation of Accounts); or, upon Agent’s reasonable request, copies of any material tax returns or reports or any other material reports or notices filed by any Credit Party with any Federal, state or local governmental agency or body;

(l) within thirty (30) days subsequent to the conclusion of each Fiscal Year, Borrower’s annual operating plans, operating and capital expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each such Fiscal Year presented on a monthly basis, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to Lenders;

(m) as soon as available and in any event no later than noon (Chicago Time) on a day each month as designated from time to time by Agent, and from time to time upon the request of Agent, a Borrowing Base Certificate as of the last day of the month most recently ended (or, in the case of Borrowing Base Certificates requested more frequently than monthly, as of the last day of the week most recently ended (or, in the case of Borrowing Base Certificates requested more frequently than weekly, as of the second preceding Business Day));

(n) as soon as available after the end of each month (but in any event within ten (10) Business Days after the end thereof), and from time to time upon the request of Agent, schedules of sales made, credits issued and cash received for and during such month (or, in the case of such schedules requested more frequently than monthly, as of the second preceding Business Day);

(o) as soon as available after the end of each month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis or more frequently as Agent may reasonably request, (i) agings of Accounts, and (ii) such reconciliation reports from time to time reasonably requested by Agent with respect to the Borrowing Base Certificate most recently delivered to Agent, the financial statements of Borrower delivered to Agent, Borrower’s general ledger and/or the reports required pursuant to this paragraph, each in form and substance, and with such supporting detail and documentation, as may be reasonably requested by Agent;

(p) upon Agent’s reasonable request after the occurrence and during the continuance of an Event of Default, copies of customer statements and credit memos, remittance advices and reports and copies of deposit slips and bank statements;

(q) within two (2) Business Days after any request therefor, such additional information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as Agent or any Lender may reasonably request; and

(r) with reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Agent or any Lender.

Section 4.2 Payment and Performance of Obligations.

Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except (i) where the same may be the subject of a Permitted Contest or (ii) for such obligations and/or liabilities the nonpayment or nondischarge of which would not reasonably be expected to have a Material Adverse Effect, (b) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (c) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Conduct of Business and Maintenance of Existence.

Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as they now conduct and reasonable extensions and additions thereto and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary and desirable in the normal conduct of business, provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 4.4 Maintenance of Property; Insurance.

(a) Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in normal working order and condition, ordinary wear and tear excepted.

(b) Borrower will maintain, and will cause each Subsidiary to maintain, (i) physical damage insurance on all real and personal property on an all risks basis, covering the repair and replacement cost of all such property and public liability insurance (including products/completed operations liability coverage), in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent, and (ii) such other insurance coverage (excluding business interruption) in such amounts and with respect to such risks as Agent may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent. Agent hereby acknowledges that the insurance currently carried by Borrower is acceptable to Agent as of the Closing Date.

(c) On or prior to the Closing Date, Borrower will cause Agent to be named as an additional insured on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content reasonably acceptable to Agent. Borrower will deliver to Agent (i) on the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all additional insureds and all rights of subrogation against all additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured of written notice thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time, information as to the insurance carried, (iii) within five (5) Business Days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower.

(d) In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, upon three (3) days written notice to Borrower, Agent may purchase insurance at Borrower’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. The Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Section 4.5 Compliance with Laws.

Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), except for such laws, ordinances, rules, regulations and requirements the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Inspection of Property, Books and Records.

Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit representatives of Agent, at the sole cost of Borrower or any applicable Subsidiary (at the expense of Borrower not to exceed one (1) time per calendar year unless an Event of Default shall have occurred and is continuing and subject to the expense limitation described in Section 2.3(e) hereof) and of any Lender (but at such Lender’s expense and provided that Lender’s representative accompanies Agent’s representative) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired and at reasonable times during normal business hours. Agent shall be limited to one such inspection during each year unless and for so long as an Event of Default shall be continuing or the average daily balance of the Facility exceeds thirty-five percent (35%) of Borrower’s Availability under the Borrower Base as calculated on the most recently delivered Borrower Base Certificate. A representative of the Borrower shall have an opportunity to be present during all such visits. In the absence of an

Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give Borrower or any applicable Subsidiary commercially reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7 Use of Proceeds.

The proceeds of Revolving Loans shall be used by Borrower solely for the general corporate and working capital needs of Borrower, and in any case, in compliance with applicable law.

Section 4.8 Notification of Certain Events Pertaining to Collateral.

(a) Borrower shall notify Agent promptly of: (i) any material delay in the performance by Borrower or any of its Subsidiaries of any of their material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, which, in each case, would reasonably be expected to result in a Material Adverse Effect, and (ii) all adverse information known to any Credit Party relating to the financial condition of any Account Debtor which would reasonably be expected to result in a Material Adverse Effect. Borrower hereby agrees not to grant to any Account Debtor, and to cause each of its Subsidiaries not to grant to any Account Debtor, any credit, discount, allowance or extension, or to enter into any agreement for any of the foregoing, without Agent’s consent, except in the ordinary course of business. So long as no Event of Default exists or has occurred and is continuing, Borrower may settle, adjust or compromise, and may permit each of its Subsidiaries to settle, adjust or compromise, any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors of any Credit Party or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments to the Lockbox or Lockbox Account in accordance with Section 2.10 of this Agreement, and (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto outside of the ordinary course of Borrower’s (or its Subsidiaries’ if applicable) business.

(c) Agent shall have the right at any time or times following the occurrence and during the continuance of an Event of Default, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, e-mail, facsimile transmission or otherwise. To facilitate the exercise of the right described in the immediately preceding sentence, Borrower hereby agrees to provide Agent upon reasonable request the name and address of each Account Debtor of Borrower or any of its Subsidiaries.

Section 4.9 Further Assurances.

Borrower will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of Lenders on the Collateral (including Collateral acquired after the date hereof), whether now owned or hereafter acquired. Borrower will cause each hereafter acquired Subsidiary to, within ten (10) Business Days of the acquisition of such Subsidiary and at its own cost and expense, execute a joinder to the Subsidiary Guaranty and the Subsidiary Security Agreement, and such other documents and agreements as Agent may reasonably require to obtain a first priority perfected security interests in the assets of such Subsidiary (subject to Permitted Liens, and otherwise consistent with the Security Interests granted to Agent by Borrower in the Security Documents), all in form an substance reasonably acceptable to Agent.

ARTICLE 5

NEGATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1 Debt.

If and to the extent that Borrower incurs Debt that is secured by any Inventory or Intellectual Property (to the extent necessary to establish or to maintain a first priority perfected security interest in the Accounts, or to enforce Agent’s first priority perfected security interest in the Accounts) of Borrower, Borrower shall deliver to Agent an intercreditor agreement with the holders of such other secured Debt, which intercreditor agreement shall be reasonably satisfactory to Agent in form and substance, including, without limitation, any provisions addressing the proceeds of any Inventory, to the extent such proceeds constitute Lenders’ Collateral.

Section 5.2 Liens.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any Collateral now owned or hereafter acquired by it, except:

(a) Liens created by the Security Documents;

(b) Liens existing on the date of this Agreement as set forth in the Information Certificate;

(c) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(d) Liens arising in the ordinary course of business (i) in favor of carriers, warehousemen, mechanics and materialmen, and other similar Liens imposed by law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; and

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary.

(g) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any indebtedness;

(h) licenses or sublicenses of Intellectual Property granted by Borrower in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower;

(i) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a permitted acquisition;

(j) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(k) Liens deemed to exist in connection with set-off rights in the ordinary course of Borrower’s business;

(l) replacement, extension or renewal of any Lien permitted herein in the same property previously subject thereto; and

(m) Liens which are subordinate to the Agent’s Lien in the Collateral pursuant to an intercreditor agreement, in form and substance satisfactory to Agent in its sole and absolute discretion, but solely to the extent Agent, for the benefit of the Lenders, receives or waives a perfected subordinate secured interest in those assets of the Borrower and its Subsidiaries not constituting Collateral in which the other financial institution party to such intercreditor agreement has a prior Lien, in form and substance satisfactory to Agent in its sole and absolute discretion.

Section 5.3 Restricted Distributions.

(a) After the occurrence and during the continuance of an Event of Default, no Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution.

Section 5.4 Reserved.

Section 5.5 Reserved.

Section 5.6 Consolidations, Mergers and Sales of Assets.

No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge with or into any other Person unless Borrower or a wholly-owned Subsidiary of Borrower is the surviving entity, or (b) sell, lease, license or otherwise transfer, directly or indirectly, any portion of the Collateral except that discounts in connection with settlements or compromises thereof in the ordinary course of business shall be permitted, (c) sell, lease, license or otherwise transfer, directly or indirectly, any other assets of Borrower or its Subsidiaries, if, after giving effect to such Asset Disposition any Default or Event of Default would result from such Asset Disposition, provided, that:

(i) Capital expenditures by Borrower and the Subsidiaries shall be permitted;

(ii) (a) asset sales of used, negligible, worn out, uneconomical, obsolete or surplus property by Borrower and its Subsidiaries in the ordinary course of business and the abandonment or other asset sale of Intellectual Property that is, in the reasonable judgment of Borrower or its applicable Subsidiary, no longer economically practicable to maintain or useful in the conduct of the business of Borrower or its applicable Subsidiary shall be permitted and (b) the sale, lease or other disposal of any assets shall be permitted, so long as, after giving effect to such Asset Disposition, no Event of Default would result from such Asset Disposition;

(iii) Permitted Investments may be made to the extent permitted by this Agreement;

(iv) Borrower and its Subsidiaries may sell cash equivalents and use cash for purposes that are not prohibited by the terms of this Agreement in the ordinary course of business;

(v) Borrower and its Subsidiaries may lease (as lessee or lessor) real or personal property and may guaranty such lease, in each case, in the ordinary course of business;

(vi) any Credit Party may transfer property or lease to or acquire or lease property from any Credit Party;

(vii) asset sales by any Credit Party to any other Credit Party shall be permitted;

(viii) sales of non-core assets owned by the targets of permitted acquisitions and acquired as a result of such permitted acquisitions shall be permitted; and

(ix) issuance of capital stock of or to Borrower (including warrants or options or similar interests) shall be permitted.

Section 5.7 Purchase of Assets.

No Borrower will, or will permit any Subsidiary to, directly or indirectly acquire any assets other than in the ordinary course of business if, after giving effect to such acquisition, any Event of Default would result from such acquisition. No Borrower will, or will permit any Subsidiary to, directly or indirectly make or acquire any Investment in any Person if, after giving effect to such Investment, any Event of Default would result from such Investment.

Section 5.8 Transactions with Affiliates.

Except (i) as disclosed in the Information Certificate, (ii) for transactions that are disclosed to Agent in writing in advance of being entered into and which contain terms that are no less favorable to Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third-party, (iii) as expressly permitted by this Agreement; (iv) in the ordinary course of business and pursuant to the reasonable requirements of the business of Borrower or its Subsidiaries; (v) issuance of any equity or the receipt of any contributions to the capital of Borrower or any Subsidiary; or (vi) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees and consultants of Borrower or any Subsidiary, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower.

Section 5.9 Modification of Organizational Documents.

No Borrower will, or will permit any Subsidiary to, directly or indirectly amend or otherwise modify any Organizational Documents of such Person in a manner adverse to Agent without Agent’s written consent, except for such amendments or other modifications required by law and fully disclosed to Agent.

Section 5.10 Fiscal Year.

No Borrower will, or will permit any Subsidiary to, change its Fiscal Year without Agent’s written consent (such consent not to be unreasonably withheld).

Section 5.11 Conduct of Business.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto and reasonable extensions thereof.

Section 5.12 Bank Accounts.

Without limiting the provisions of Section 2.10, no Borrower will, or will permit any Subsidiary to, directly or indirectly, establish any new bank account which payment or other deposits in respect of Collateral are received without prior written notice to Agent and unless Agent, Borrower or such Subsidiary and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Agent in such bank account, agrees to comply with instructions originated by Agent directing disposition of the funds in the bank account without further consent from Borrower, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms reasonably satisfactory to Agent.

ARTICLE 6

[INTENTIONALLY OMITTED]

ARTICLE 7

FINANCIAL COVENANTS

Section 7.1 Minimum Revenues.

Borrower agrees, that so long as any Credit Exposure exists, Borrower shall not permit the average monthly total revenues of Borrower and its consolidated Subsidiaries (as provided in the financial statements delivered to Agent pursuant to Section 4.1(a) hereof), calculated on a trailing twelve month basis, to equal less than $11,600,000 per month for a period of three (3) consecutive months.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Closing.

The obligation of each Lender to make the initial Loans shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance satisfactory to Agent, and to the consummation of the following conditions precedent, each to the satisfaction of Agent and Lenders in their sole discretion:

(a) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(b) the satisfaction of Agent as to the absence, since June 30, 2004, of any material adverse change in any aspect of the business, operations, properties or condition (financial or otherwise) of any Credit Party; and

(c) receipt by Agent of each of the items on the Closing Checklist and such other documents, instruments and/or agreements as Agent may reasonably request.

Section 8.2 Conditions to Each Loan.

The obligation of Lenders to make a Loan (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a) in the case of a Revolving Loan Borrowing, receipt by Agent of a Notice of Borrowing in accordance with Section 2.2(b);

(b) the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c) the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing;

(d) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true and correct in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; and

(e) Agent shall have received each document and agreement set forth on that certain Post Closing Letter Agreement dated as of even date herewith between Borrower and Agent and each condition set forth in the Post Closing Letter Agreement shall have been satisfied.

Each borrowing, and each giving of a Notice of Borrowing hereunder shall be deemed to be a representation and warranty by Borrower on the date of such borrowing or notice as to the facts specified in Sections 8.2(b), 8.2(c) and 8.2(d).

ARTICLE 9

EVENTS OF DEFAULT

Section 9.1 Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) Borrower shall fail to pay any principal under any Financing Document when due, or any interest, premium or fee or any other amount payable under any Financing Document within two days following its due date;

(b) Borrower shall fail to observe or perform any covenant contained in Section 4.1, Section 4.4, Section 4.7, Article 5 or Article 7;

(c) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Borrower of notice from Agent or Required Lenders of such default or (ii) actual knowledge of Borrower or any other Credit Party of such default;

(d) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e) (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans and with respect to clause (f) of the definition of Debt) having an aggregate principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $1,000,000, or (ii) the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans and with respect to clause (f) of the definition of Debt), if the effect of such failure or occurrence is to cause or to permit the holder or holders thereof to cause, Debt having an individual principal amount in excess of $2,500,000 or having an aggregate principal amount in excess of $2,500,000 to become or be declared due prior to its stated maturity;

(f) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $2,500,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,500,000;

(i) one or more judgments or orders for the payment of money aggregating in excess of $2,500,000 shall be rendered against any or all Credit Parties and such judgments or orders shall continue unsatisfied and unstayed for a period of twenty (20) days;

(j) a Change of Control shall have occurred,

(k) the accountant’s report or reports on the audited statements delivered pursuant to Section 4.1(b) shall include any material qualification or exception which in either case would reasonably be expected to have a Material Adverse Effect.

(l) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert in writing;

(m) any Credit Party shall be prohibited or otherwise materially restrained from conducting the business as a whole theretofore conducted by it by virtue of any uninsured casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such uninsured casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of thirty (30) days; or

(n) any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto in any material respect, or any such party shall so assert in writing.

Section 9.2 Acceleration and Suspension or Termination of Revolving Loan Commitment.

Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower suspend or terminate the Revolving Loan Commitment, in whole or in part (and, if in part, such reduction shall be pro rata among Lenders) and/or (b) by notice to Borrower declare the

Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same; provided that in the case of any of the Events of Default specified in Section 9.1(f) or 9.1(g) above, without any notice to Borrower or any other act by Agent or Lenders, the Revolving Loan Commitment shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same.

Section 9.3 Reserved.

Section 9.4 Default Rate of Interest.

At the election of Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) in excess of the rates otherwise payable under this Agreement.

Section 9.5 Setoff Rights.

During the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to the Obligations as provided in this Section 9.5.

Section 9.6 Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default: (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any guarantor of all or any part of the Obligations, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the U.S. Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrower owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

ARTICLE 10

EXPENSES, INDEMNITY, TAXES AND RIGHT TO PERFORM

Section 10.1 Expenses.

Borrower hereby agrees to promptly pay (a) all costs and expenses of Agent (including without limitation the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, (b) without limitation of the preceding clause (a), all costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, including lien searches, (c) without limitation of the preceding clause (a), expenses of Agent in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (d) all costs and expenses incurred by Lenders in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, that to the extent that the costs and expenses referred to herein consist of fees, costs and expenses of counsel, Borrower shall be obligated to pay such fees, costs and expenses for only one counsel acting for all Lenders (other than Agent).

Section 10.2 Indemnity.

Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of outside counsel for such Indemnitee) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Notes and Letters of Credit, except that no Borrower shall have any obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence, willful misconduct or breach of contract of such Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

Section 10.3 Taxes.

Borrower agrees to pay all governmental assessments, charges or taxes (except income, franchise or other similar taxes imposed on Agent or Lenders), including any interest or penalties thereon, at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement or the other Financing Documents or the issuance of the Notes or Letters of Credit and to indemnify and hold Agent and Lenders harmless against liability in connection with any such assessments, charges or taxes.

Section 10.4 Right to Perform.

If, upon the occurrence and continuance of an Event of Default, any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, use its commercially reasonable efforts to cause such obligation to be performed at Borrower’s expense and Borrower agrees to reimburse Agent therefor on demand. All amounts owing hereunder or under any other Financing Document may be satisfied in full, subject to the provisions of Section 2.2(a)(ii), through the making of Agent Advances.

ARTICLE 11

AGENT

Section 11.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Security Documents on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Except as otherwise expressly provided in Section 12.5 or by the terms of the Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 11.2 Agent and Affiliates.

Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3 Action by Agent.

The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts.

Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent.

Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Financing Agreement; (iii) the satisfaction of any condition specified in any Financing Document, except receipt of items required to be delivered to Agent; (iv) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6 Indemnification.

Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished. The obligations of Lenders under this Section 11.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.7 Right to Request and Act on Instructions.

Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders and, notwithstanding the instructions of Required Lenders, Agent shall have no obligation to take any action if it believes, in good faith, that such action exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters.

Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations and the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letters of Credit; or (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents). Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10 Agency for Perfection.

Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Successor Agent.

Agent may resign only with the consent of the Borrower (such consent not to be unreasonably withheld or required if an Event of Default shall have occurred and be continuing) by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be an institution organized or licensed under the laws of the United States of America or of any State thereof. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 11.13 Disbursements of Revolving Loans; Payment.

(a) Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i) Agent shall have the right, on behalf of Lenders, to disburse funds to Borrower for all Revolving Loans requested by Borrower pursuant to the terms of this Agreement. Absent the prior receipt by Agent of a written notice from any Lender pursuant to which such Lender notifies Agent that such Lender shall cease making Revolving Loans (whether due to the existence of a Default or Event of Default or otherwise), Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Loans requested by Borrower. Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the preceding sentence, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Loan requested by Borrower no later than noon (Chicago time) on the date of funding of such Revolving Loan, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified in writing by Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 11.13 shall be without premium or penalty. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s Pro Rata Share of the Revolving Loan balance (including any Agent Advances) as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual Pro Rata Share of the Revolving Loan balance to such Lender’s required Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due (i) shall be deemed, irrevocably and unconditionally, to have purchased, without recourse or warranty, an undivided interest and participation in the Revolving Loans sufficient to equate such Lender’s actual Pro Rata Share of the Revolving Loan balance as of such Settlement Date with such Lender’s required Pro Rata Share of the Revolving Loans as of such date and (ii) shall pay Agent, without setoff or discount, in same day funds, by wire transfer to the Payment Account not later than noon (Chicago time) on the Business Day following the Settlement Date the full purchase price for such interest and participation, equal to one hundred percent (100%) of the principal amount of the Revolving Loans being purchased and sold. In the event settlement shall not have occurred by the date and time specified in the immediately preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at LIBOR plus the LIBOR Margin.

(iii) On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan, to the extent of such Lender’s credit exposure with respect thereto, and shall make payment to such Lender not later than noon (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, that, in the case such Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from Borrower.

(iv) The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Credit Party.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Defaulted Lenders. The failure of any Defaulted Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Revolving Loan or payment, but neither any Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make a Revolving Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document. At Borrower’s request, Agent in its sole and absolute discretion, or a Person specified by Borrower and reasonably acceptable to Agent, shall have the right to purchase from any Defaulted Lender, and each Defaulted Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the lending commitments and commitment interests of that Defaulted Lender for an amount equal to the principal balance of all Loans held by such Defaulted Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that Borrower shall have notified Agent of its desire to substitute a replacement Lender for a Defaulted Lender and Agent shall have consented to such substitute or replacement Lender, Defaulted Lender shall be required to sell all of its lending commitments and commitment interests to such replacement Lender in accordance with the terms herein notwithstanding such Defaulted Lender’s subsequent cure of its defaults hereunder.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents and the execution, sale and delivery of the Notes. The indemnities and agreements set forth in Article 6 and Article 10 shall survive the payment of the Obligations and any termination of this Agreement.

Section 12.2 No Waivers.

No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by e-mail only where expressly provided in the Financing Documents. Each such notice, request or other communication shall be effective (i) if given by facsimile or e-mail, when such notice is transmitted to the facsimile number or e-mail address specified by this Section or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

Section 12.4 Severability.

In case any provision of or obligation under this Agreement or the Notes or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Amendments and Waivers.

Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and the Required Lenders (and, if (x) any amendment would increase either such Lender’s Revolving Loan Commitment Amount, by such Lender and (y) the rights or duties of Agent are affected thereby, by Agent); provided that no such amendment or waiver shall, unless signed by all Lenders; (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation; (ii) postpone the date fixed for any payment (other than a payment pursuant to Section 2.1(c)) of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation or any fees hereunder or for any termination of any commitment; (iii) change the definition of the term

Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) amend or waive this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; or (v) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document

Section 12.6 Assignments; Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, with the prior written consent of Agent and, so long as no Event of Default exists, Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or to an Affiliate of a Lender that is not a competitor of Borrower). Except as Agent and Borrower may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitment and outstanding Loans. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Any attempted assignment not made in accordance with this Section 12.6(a) shall be treated as the sale of a participation under Section 12.6(b). Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within five (5) Business Days after notice thereof. Notwithstanding the forgoing, unless consented to by Borrower (such consent not to be unreasonably withheld) and provided that no Event of Default has occurred and is continuing, Merrill Lynch and its Affiliates shall continue to hold an amount of the Revolving Loan Commitment equal to or greater than the lesser of $10,000,000 and 40% of the aggregate Revolving Loan Commitment.

(ii) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(iii) Agent shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv) Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder).

(b) Participations.

Any Lender may at any time sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”) with the prior written consent of Agent and, so long as no Event of Default shall have occurred and be continuing, Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required for a participation by a Lender to a Lender or to an Affiliate that is not a competitor of Borrower). Borrower shall be deemed to have granted its consent to any participation requiring consent hereunder unless Borrower has expressly objected to such participation within five (5) Business Days after notice thereof. Except as Agent and Borrower may otherwise agree, any such participation shall be in a minimum aggregate amount equal to $5,000,000 or, if less, such Lender’s entire interests in the Revolving Loan Commitment and outstanding Loans. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement that such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.5.

Section 12.7 Amendment of Information Certificate.

Borrower may, from time to time, amend the Information Certificate to reflect changes in the information, representations and warranties contained therein to the extent such changes are the result of actions, events or circumstances otherwise permitted hereunder. Each such amendment shall by acceptable to, and in form and substance satisfactory to Agent, and shall be effective only upon the written acknowledgement of Agent, such Acknowledgment not to be unreasonably withheld.

Section 12.8 Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.9 Confidentiality.

In handling any confidential information of any Credit Party, Agent and each Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made: (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants and rating agencies, (ii) to insurance industry associations and portfolio managements services for the purposes of syndicating the Loans or insuring Collateral, provided that they have agreed to be bound by the provisions of this Section 12.9, (iii) to prospective transferees or purchasers of any interest in the Loans, provided that they have agreed to be bound by the provisions of this Section 12.9, (iv) as required by Law, subpoena, judicial order or similar order and in connection with any litigation and (v) as may be required in connection with the examination, audit or similar investigation of such Person. Confidential information shall include only information provided to Agent or the Lenders, and shall not include information that either: (x) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (y) is disclosed to such Person by a third-party, provided, however Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.9 shall supercede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 12.10 GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS

AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE APPLICABLE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.11 WAIVER OF JURY TRIAL.

EACH OF BORROWER, AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 12.12 Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. Absent gross negligence or willful misconduct, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.13 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case without Merrill Lynch’s prior written consent.

(b) Advertisement. Subject to Borrower’s prior approval, each Credit Party hereby authorizes Merrill Lynch to publish the name of such Credit Party and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which

Merrill Lynch elects to publish. In addition, each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrower with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its publication.

Section 12.14 Counterparts; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

- Remainder of Page Intentionally Left Blank; Signature Pages Follow -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RELIANT PHARMACEUTICALS, INC., a
Delaware corporation

By:	/s/ A Steven Franchak
Name:	A. Steven Franchak
Title:	Vice President, Finance

Address:	110 Allen Road
Liberty Corner, New Jersey 07938
Attn: President
Facsimile number: (908) 542-9405

Borrower’s Account Designation:

Wachovia Bank, N.A.
ABA No.:
Account No.:
Account Name:
Reference:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Agent and a Lender

By:	/s/ Garrett W. Fletcher
Name:	Garrett W. Fletcher
Title:	Vice President

Notice
Address:	222 North LaSalle Street, 16th Floor
Chicago, IL 60601
Attn: Portfolio Mgt. – Healthcare
Facsimile number: (312) 750-6226

And to:

7700 Wisconsin Avenue, Suite 400
Bethesda, Maryland 20814
Attn: Legal Department
Facsimile number: (301) 907-2206

Credit Agreement

Payment Account Designation:

LaSalle Bank
200 West Monroe
Chicago, IL 60606
ABA No.:
Account No.:
Account Name:
Attention: ReliantPharmaceuticals

Annex A

Commitment Annex

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
Merrill Lynch Capital	$25,000,000	100%

TOTALS	$25,000,000	100%

Credit Agreement

Annex B

MERRILL LYNCH CAPITAL

CLOSING CHECKLIST

RELIANT PHARMACEUTICALS, INC.

$25,000,000 Revolving Loan Facility

CLOSING DATE: August 19, 2004

PARTIES TO THE TRANSACTION

AGENT:	MERRILL LYNCH CAPITAL 7700 Wisconsin Avenue, Suite 400 Bethesda, Maryland 20814

Garrett Fletcher (garrett_fletcher@ml.com)
Tel.: (301) 907-2226; Fax: (301) 907-2205

Lisa Lenderman (lisa_lenderman@ml.com)
Tel.: (301) 907-2235; Fax: (301) 907-2205

AGENT’S COUNSEL:	Katten Muchin Zavis Rosenman 525 West Monroe Street, Suite 1600 Chicago, Illinois 60661 Telephone No.: (612) 902-5200 Facsimile No.: (312) 902-1061

Zack Wagman (zach.wagman@kmzr.com)
Tel.: (312) 902-5229; Fax: (312) 577-4638

Daniel M. Entsminger (daniel.entsminger@kmzr.com)
Tel.: (312) 902-5631; Fax: (312) 577-4497

BORROWER:	Reliant Pharmaceuticals, Inc. 110 Allen Road Liberty Corner, New Jersey 07938

Larry Gyenes (lGyenes@reliantrx.com)

Steve Franchak (sfranchak@reliantrx.com)

Len Brooks (lbrooks@reliantrx.com)
Tel.: (908) 860-4687; Fax: 908-860-4661

COUNSEL TO BORROWER, HOLDINGS, SUBSIDIARY AND EQUITY SPONSOR:	Latham & Watkins Sears Tower, Suite 5800 233 South Wacker Drive Chicago, IL 60606-6401

Bradley Kotler (bradley.kotler@lw.com)
Tel.: (312) 876-7651; Fax: (312) 993-9767

David M. Buchanan (david.buchanan@lw.com)
Tel.: (312) 876-6537; Fax: (312) 993-9767

A.	Pre-Closing Documents

	1.	Term Sheet

	2.	Pre-Funding UCC Authorization Letter

B.	Loan Documents

	1.	Credit Agreement

		Annex A	Commitment Annex
		Annex B	Closing Checklist

		Exhibit A	Form of Assignment and Acceptance
		Exhibit B	Form Notice of Borrowing
		Exhibit C	Form of Compliance Certificate
		Exhibit D	Form of Borrowing Base Certificate

	2.	First Amendment to Credit Agreement

	3.	Information Certificate

	4.	Revolving Note

	5.	Guaranty by Subsidiary

	6.	Initial Borrowing Base Certificate

	7.	Notice of Borrowing and Letter of Direction

	8.	Officer’s Closing Certificate

	9.	Reciprocal Lien Subordination Agreement

2

C.	Security Documents

	1.	Amended and Restated Security Agreements by Borrower

	2.	Security Agreement by Borrower

	3.	Security Agreement by Subsidiary

	4.	Intellectual Property Security Agreement(s)

	5.	Lockbox and Deposit Account Control Agreements between Borrower, Agent and Wachovia Bank

	6.	UCC Financing (Listed on Exhibit A)

	7.	Collateral Access Agreements between Borrower, Agent and The Realty Associates Fund V, L.P.

D.	Collateral Due Diligence

	1.	Ore-Closing Lien Search Reports and Summary thereof

	2.	Post-Closing Lien Search Reports

	3.	Insurance Certificates

E.	Organizational Due Diligence

	1.	Borrower’s Secretary’s Certificate re:

Exhibit A - By-Laws
Exhibit B - Resolutions
Exhibit C – Consent of the Board of Directors Exhibit A - By-Laws
Exhibit D – Chart Documents
Exhibit E – Delaware Good Standing Certificate

	2.	Subsidiary’s Secretary’s Certificate re:

Exhibit A - By-Laws
Exhibit B - Resolutions
Exhibit C – Chart Documents
Exhibit D – Delaware Good Standing Certificate

	3.	Certificates of Borrower’s Good Standing certified by the Secretary of States of Delaware, Arizona, California, Colorado, Connecticut, Georgia, Illinois, New Jersey, Ohio, Pennsylvania & Texas

3

(a) Certificate of Subsidiary’s Good Standing certified by the Secretary of State of Delaware

F.	Attorney Options

	1.	Legal Opinion of Latham & Watkins, in its capacity as counsel to Borrower and the Subsidiary regarding the Loan Documents

G.	Post Closing

	1.	Post-Closing Letter Agreement

H.	Term Loan Facility Loan Documents

	1.	Loan Documents

		1.	Fee and Indemnity Letter
		2.	Credit & Guaranty Agreement
		3.	Note for each Lender (Section 2.7(c)

	II.	Collateral Documents

		4.	Pledge & Security Agreement together with certain Schedules
		5.	Short Form Patent and Trademark Security Agreement
		6.	Intentionally Omitted
		7.	Amendment to Merrill Lynch Security Agreement
		8.	U.S. Deposit Account Control Agreement (Wachovia)
		9.	U.S. Securities Account Control Agreement (Merrill Lynch)
		10.	UCC Filing
		11.	Recording of Security Interest in Patent and Trademarks with USPTO
		12.	UCC Search Reports, Patent/Trademark Search Reports
		13.	UCC Termination Statement (U.S. Bank)
		14.	UCC Termination Statement Diversified Capital, L.P.)
		15.	UCC Termination Statement (Bay City Capital Fund III)
		16.	Release of Grant Security Interest in IP Property.
		17.	Personal Property Collateral Access Agreement

	III.	Loan Closing Documents

		18.	RP Secretary’s Certificate
		19.	Certificate of Incorporation of RP
		20.	By-laws of RP
		21.	Signature & Incumbency Certificates of RP Officers
		22.	Board Resolutions of RP
		23.	RP Good Standing Certificate (Section 3.1(b)(iv)
		24.	RP Bring-down good standing certificate as of Closing Date
		25.	Certificate copy of Permitted Working Capital Facility, Security Agreement and all amendments

4

	26.	Reliant Pharmaceuticals Sub No. 1, Inc.
	27.	Certificate of Incorporation of RPSUB
	28.	By-laws of RPSUB
	29.	Signature & Incumbency Certificates of RPSUB Officers
	30.	Board of Resolutions of RPSUB
	31.	RPSUB Good Standing Certificate (Section 3.1(b)(iv)
	32.	RPSUB Bring-down Good Standing Certificate
	33.	Historical Financial Statements certified by RP Principal financial Officer
	34.	Projections (3.1)(l)
	35.	Certificate of Insurance(3.1(m)
	36.	Solvency Certificate (3.1(q))
	37.	Closing Date Certificate (3.1(r))
	38.	Funding Notice for Loan (2.1(b)(i))
	39.	Amendments to Liquidity Option Agreements
	40.	Assignments of Assumption Agreements

IV.	Opinions

	41.	Opinion of Latham & Watkins
	42.	Opinion of Cleary, Gottlieb, Steen & Hamilton (Section 3.1(o))

5

EXHIBIT A

UCC FINANCING STATEMENTS

Debtor	Filing Jurisdiction	Filing Number and Date	Post-filing Search
Reliant Pharmaceuticals, Inc.	Delaware Secretary of State	42349795; 08/19/04	Yes
Reliant Pharmaceuticals, Inc. (Amendment to Filing No. 42349795)	Delaware Secretary of State	42693648; 9/24/04	Yes
RP Sub No. 1, Inc.	Delaware Secretary of State	42349803; 08/19/04	Yes

Exhibit A to Credit Agreement (Assignment Agreement)

This Assignment Agreement (this “Assignment Agreement”) is entered into as of                      by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement dated as of                      (as amended or otherwise modified from time to time, the “Credit Agreement”) among RELIANT PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto (the “Schedule”), in and to Assignor’s rights and obligations under the Credit Agreement as of the effective date set forth on the Schedule (the “Effective Date”). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein. On the Effective Date, Assignee shall pay to Assignor an amount equal to the aggregate amounts assigned pursuant to the Schedule (exclusive of unfunded portions of the Revolving Loan Commitment) and Assignor shall pay to Assignee a closing fee in respect of the transactions contemplated hereby in the amount specified on the Schedule.

2. Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any other Credit Party or any other Person or the performance or observance by any Credit Party of its Obligations under the Credit Agreement or any other Financing Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Financing Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (ii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

Exhibit A-1

taking action under the Credit Agreement; (iii) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (vi) represents and warrants that Assignee is not a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) or, if it is a foreign person, that it has delivered to Agent the documentation required to be delivered to Agent by Section 13 below; and (vii) represents and warrants that it has experience and expertise in the making or the purchasing of loans such as the Loans, and that it has acquired the interests described herein for its own account and without any present intention of selling all or any portion of such interests.

4. Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

5. Upon the effectiveness of this Assignment Agreement pursuant to Section 13 below, (i) Agent shall register Assignee as a Lender, pursuant to the terms of the Credit Agreement, (ii) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder, (iii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and (iv) Agent shall thereafter make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Agent or with respect to the making of this assignment directly between themselves.

6. Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Assignment Agreement.

7. Neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

Exhibit A-2

8. For the purposes hereof and for purposes of the Credit Agreement, the notice address of Assignee shall be as set forth on the Schedule. Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Credit Agreement.

9. In case any provision in or obligation under this Assignment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11. This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

12. This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same agreement.

13. This Assignment Agreement shall become effective as of the Effective Date upon the satisfaction of each of the following conditions: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Agent and Borrower as evidence of its consent hereto to the extent required pursuant to Section 12.6(a) of the Credit Agreement, (iii) the receipt by Agent of the administrative fee referred to in Section 12.6(a) of the Credit Agreement, (iv) in the event Assignee is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes), the receipt by Agent of Internal Revenue Service Form W-8BEN or Form W-8ECI or such other forms, certificates or other evidence with respect to United States Federal income tax withholding matters that are required under the Internal Revenue Code to establish that Assignee shall be entitled to receive payments of principal, interest and fees under the Credit Agreement free from or at a reduced rate of withholding of United States Federal income tax properly completed and executed by Assignee, and (v) the receipt by Agent of originals or telecopies of the counterparts described above.

Exhibit A-3

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:

Title:

ASSIGNEE:

By:

Title:

Consented to:

Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent

By:

Title:

[RELIANT PHAMACEUTICALS, INC., a Delaware corporation]

By:

Name:

Title: ]

Exhibit A-4

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Credit Agreement dated as of                      among RELIANT PHARMACEUTICALS, INC., a Delaware corporation, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent

Interests Assigned:

Commitment/Loan	Revolving Loan Commitment
Assignor Amounts	$

Amounts Assigned	$
Assignor Amounts (post-assignment)	$

Closing Fee:	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:

Attention:	ABA #:

Telephone:	Account #:

Facsimile:	Reference:

Exhibit A-5

Exhibit B to Credit Agreement (Notice of Borrowing)

NOTICE OF BORROWING

RELIANT PHARMACEUTICALS, INC.

Date:                  ,

This certificate is given by                        , a Responsible Officer of RELIANT PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), pursuant to Section [2.2(b)/2.3(e)] of that certain Credit Agreement dated as of                         ,              among Borrower, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby gives notice to Agent of Borrower’s request to, on [ date ], borrow $[                    ] of Revolving Loans;

The undersigned officer hereby certifies that, both before and after giving effect to the request above (i) each of the conditions precedent set forth in Section 8.2(b), 8.2(c) and 8.2(d) have been satisfied, (ii) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete in all material respects as of the date hereof, and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this              day of                     ,             .

By

Name

Title	of Borrower

Exhibit B-1

Exhibit C to Credit Agreement (Compliance Certificate)

COMPLIANCE CERTIFICATE

RELIANT PHARMACEUTICALS, INC.

Date:                     ,

This certificate is given by                         , a Responsible Officer of RELIANT PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), pursuant to Section 4.1(c) of that certain Credit Agreement dated as of                   ,            among Borrower, Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a) the financial statements delivered with this certificate in accordance with Section 4.1(a) and/or 4.1(b) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower and the Subsidiaries as of the dates of such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower and the Subsidiaries during the accounting period covered by such financial statements;

(c) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto; and

(d) Borrower is in compliance with the covenant(s) contained in Article 7 of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as follows:                                         .

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this              day of                     ,             .

Exhibit C-1

By
Name
Title	of Borrower

Exhibit C-2

Exhibit D to Credit Agreement (Borrowing Base Certificate)

Merrill Lynch Capital Accounts Receivable Borrowing Base Report				Merrill Lynch Capital
BBR Date:	August 19, 2004	Report #:		July 31, 2004
Name:	Reliant Pharmaceuticals, Inc.		Customer#

		TRADE	LESCOL	TOTALS
	A/R Category
1.	Billed Accounts Balance per aging dated 07/31/04	$13,073,586	$14,756,525	$27,830,109
2.	(Loss): Intelligible (from next page)	$(2,912,954)	$6,109,048	$(9,021,642)
3.	Eligible Accounts	$10,160,992	$8,647,475	$18,808,461
4.	Liquidity Factor	90.00%	100.00%	94.60%
5.	Total Eligible Accounts	$9,144,893	$8,647,475	$17,792,368

	Computation of Availability
6.	Total Eligible Accounts:			$17,792,368
7a.	(Less): Cash Posted Since Last Aging			$—
7b.	Plus: Revenue Posted Since Last Aging			$—
8.	Plus / (Minus): Adjustments			$—
9.	Net Eligible Accounts			$17,792,368
10.	Advance Rate			85%
11.	Net Availability			$15,123,513
12.	Less: Reserve			$—
13.	Net Availability			$15,123,513

	Computation of Loan
14.	Facility Limit			$25,000,000
15.	Available to Borrower (not to exceed limit)			$15,123,513
16.	Loan Balance on Prior Borrowing Base Certificate			$—
17.	(Less): Cash Collections since last Borrowing Base Certificate			$—
18.	Increase / (Decrease): Adjustments			$—
19.	Loan Advances			$—
20.	Ending Loan Balance			$—

21.	Letter of Credit Outstandings			$—
22.	Overall Reserve			$—

23.	Remaining Availability (Line 15-20 - 21-22)			$15,123,513

Exhibit D-1

Pursuant to, and in accordance with, the interest and provisions of the Loan Documents (“Documents”), between MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC. (“Secured Party”) and Reliant Pharmaceuticals, Inc. (“Borrower”), Borrower is executing and delivering to Secured Party this Borrowing Base Report accompanied by supporting data (collectively referred to as “Report”).  Borrower warrants and represents to Secured Party that this Report is true, correct, and based on information contained in Borrower’s own financial accounting records.

Borrower, by the execution of this Report:

(a)  Hereby ratifies, confirms, and affirms all of the terms, and further certifies that the Borrower is in compliance with the Loan Documents as of August 19, 2004;

(b)  Hereby certifies that the Borrower has paid all State and Federal payroll withholding taxes immediately due and payable through August 19, 2004.

This document does not supercede any provisions of the Loan and Security Agreement.  Capitalized Terms used herein and not otherwise defined shall have the meaning ascribed to them in the Loan and Security Agreement between Secured Party and Borrower dated August 19, 2004.

A. Steven
Vice President, Finance
August 19, 2004

Accounts Receivable Ineligibles

Variable	A/R Ineligible Category	$ Amount TRADE	$ Amount LESCOL	Total

Billed Accounts Receivable
	Current	$12,156,028	$14,756,523	$26,912,551
	1 -30 Days	$1,261,530	$—	$1,261,530
	31 -60 Days	$128,669	$—	$128,669
	61 -90 Days	$53,128	$—	$53,128
	91 + Days	$(525,769)	$—	$(525,769)
		$—	$—	$—
Subtotal Aged Accounts Receivable		$13,073,586	$14,756,523	$27,830,109

Less: Ineligible Accounts Receivable
60	Over 60 days past the Due Date	$(472,641)	$—	$(472,641)
	Private/Self Pay	$—	$—	$—
60	Credits over 60 days	$1,291,155	$—	$1,291,155
	Debit memos < 60 days	$390,148	$—	$390,148
	Contras – Trade other	$518,606	$—	$518,606
	Contras – Trade McKesson	$924,429	$—	$924,429
	Contras – Trade Cardinal	$185,882	$—	$185,882
	Contras – Trade AmeriSource	$—	$—	$—
	Contras – Novartis A/P	$—	$5,036,307	$5,036,307
	Novartis VA contract payback	$—	$1,072,741	$1,072,741
20	Cross Age, 20% rule	$—	$—	$—
	Puerto Rico AVR < 60 days	$75,015.00	$—	$75,015
		$—	$—	$—
		$—	$—	$—
		$—	$—	$—
Total Ineligible Accounts Receivable		$2,912,594	$6,109,048	$9,021,642

Total Eligible Accounts Receivable		$10,160,992	$8,647,475	$18,808,467